Board of Directors
Granada Mineral Products, Inc.
Salt Lake City, Utah

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We have audited the accompanying balance sheet of Granada Mineral Products, Inc. (a development stage company) at December 31, 1999, and December 31, 1998 and the statements of operations, stockholder's equity, and cash flows for the years ended December 31, 1999, 1998, and 1997 and the period July 13, 1994 (date of inception) to December 31, 1999. These financial statements in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. /s/ Andersen Andersen and Strong L.L.C.

     A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or any other form of assurance on them.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company will need additional working capital for its planned activity, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 4. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Salt  Lake  City,  Utah            /s/ Andersen Andersen and Strong
January  17,  2000                 --------------------------------
                                   ANDERSEN ANDERSEN AND STRONG, L.C.